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                        FLEXIINTERNATIONAL SOFTWARE, INC.
                              Two Enterprise Drive
                                Shelton, CT 06484

                                                                  April 30, 1997


Fleet National Bank
75 State Street
Boston, MA 02109

Gentlemen:

         This letter agreement will set forth certain understandings between FlexiInternational Software, Inc., a Delaware corporation (the "Borrower") and Fleet National Bank (the "Bank") with respect to Revolving Loans (hereinafter defined) to be made by the Bank to the Borrower and with respect to letters of credit which may hereafter be issued by the Bank for the account of the Borrower. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

         I.       AMOUNTS AND TERMS

         1.1. Reference to Documents. Reference is made to (i) that certain $2,000,000 face principal amount promissory note (the "Revolving Note") of even date herewith made by the Borrower and payable to the order of the Bank, and
(ii) that certain Accounts Receivable Security Agreement of even date herewith from the Borrower to the Bank (the "Security Agreement").

         1.2. The Borrowing; Revolving Note. Subject to the terms and conditions hereinafter set forth, the Bank will make loans ("Revolving Loans") to the Borrower, in such amounts as the Borrower may request, on any Business Day prior to the first to occur of (i) the Expiration Date, or (ii) the earlier termination of the within-described revolving financing arrangements pursuant to
Section 5.2 or Section 6.7; provided, however, that (1) the aggregate principal amount of Revolving Loans outstanding shall at no time exceed the Maximum Revolving Amount (hereinafter defined) and (2) the Aggregate Bank Liabilities (hereinafter defined) shall at no time exceed the Borrowing Base (hereinafter defined). Within such limits, and subject to the terms and conditions hereof, the Borrower may obtain Revolving Loans, repay Revolving Loans and obtain Revolving Loans again on one or more occasions. The Revolving Loans shall be evidenced by the Revolving Note and interest thereon shall be payable at the times and at the rate provided for in the Revolving Note. Overdue principal of the Revolving Loans and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the per annum rate otherwise payable
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under the Revolving Note (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on written demand. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Revolving Note or on the books of the Bank, at or following the time of making each Revolving Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Revolving Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Revolving Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Revolving Note. All payments of interest, principal and any other sum payable hereunder and/or under the Revolving Note shall be made to the Bank, in immediately available funds, at its office at 75 State Street, Boston, MA 02109 or to such other address as the Bank may from time to time direct in writing. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, the Revolving Note and/or any of the other Loan Documents, next to interest then accrued on account of any Revolving Loans or letter of credit reimbursement obligations and only thereafter to principal of the Revolving Loans and letter of credit reimbursement obligations. All interest and fees payable hereunder and/or under the Revolving Note shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

         1.3. Repayment; Renewal. The Borrower shall repay in full all Revolving Loans and all interest thereon upon the first to occur of: (i) the Expiration Date or (ii) an acceleration under Section 5.2(a) following an Event of Default. The Borrower may repay, at any time, without penalty or premium, the whole or any portion of any Revolving Loan. In addition, if at any time the Borrowing Base is in an amount which is less than the then outstanding Aggregate Bank Liabilities, the Borrower will forthwith prepay so much of the Revolving Loans as may be required (or arrange for the termination of such letters of credit as may be required) so that the Aggregate Bank Liabilities will not exceed the Borrowing Base. The Bank may, at its sole discretion, renew the financing arrangements described in this letter agreement by extending the Expiration Date in a writing signed by the Bank and accepted by the Borrower. Neither the inclusion in this letter agreement or elsewhere of covenants relating to periods of time after the Expiration Date, nor any other provision hereof, nor any action (except a written extension pursuant to the immediately preceding sentence), non-action or course of dealing on the part of the Bank will be deemed an extension of, or agreement on the part of the Bank to extend, the Expiration Date.

         1.4. Advances and Payments. The proceeds of all Revolving Loans shall be credited by the Bank to a general deposit account maintained by the Borrower with

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the Bank. The proceeds of each Revolving Loan will be used by the Borrower solely for working capital purposes.

         The Bank may charge any general deposit account of the Borrower (other than any payroll account, fiduciary account or other account as to which the Bank is prohibited by applicable law or regulations from exercising any right of set-off) at the Bank with the amount of all payments of interest, principal and other sums due, from time to time, under this letter agreement and/or the Revolving Note and/or with respect to any letter of credit; and will thereafter notify the Borrower of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or in the Revolving Note or with respect to any letter of credit.

         Whenever any payment to be made to the Bank hereunder or under the Revolving Note or with respect to any letter of credit shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by the Borrower hereunder and/or in respect of the Revolving Note and/or with respect to any letter of credit shall be made net of any impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank.

         1.5. Letters of Credit. At the Borrower's request, the Bank may, from time to time, in its sole discretion issue one or more letters of credit for the account of the Borrower; provided that at the time of such issuance and after giving effect thereto the Aggregate Bank Liabilities will in no event exceed the lesser of (i) $2,000,000 or (ii) the then effective Borrowing Base. Any such letter of credit will be issued for such fee and upon such terms and conditions as may be agreed to by the Bank and the Borrower at the time of issuance. The Borrower hereby authorizes the Bank, without further request from the Borrower, to cause the Borrower's liability to the Bank for reimbursement of funds drawn under any such letter of credit to be repaid from the proceeds of a Revolving Loan to be made hereunder. The Borrower hereby irrevocably requests that such Revolving Loans be made.

         1.6. Conditions to Advance. Prior to the making of the initial Revolving Loan or the issuance of any letter of credit hereunder, the Borrower shall deliver to the Bank duly executed copies of this letter agreement, the Security Agreement, the Revolving Note and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrower, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Bank and its counsel.


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         Without limiting the foregoing, any Revolving Loan or letter of credit issuance (including the initial Revolving Loan or letter of credit issuance) is subject to the further conditions precedent that on the date on which such Revolving Loan is made or such letter of credit is issued (and after giving effect thereto):

         (a) All statements, representations and warranties of the Borrower made in this letter agreement shall continue to be correct in all material respects as of the date of such Revolving Loan or the date of issuance of such letter of credit, as the case may be.

         (b) All covenants and agreements of the Borrower contained herein and/or in any of the other Loan Documents shall have been complied with in all material respects on and as of the date of such Revolving Loan or the date of issuance of such letter of credit, as the case may be.

         (c) No event which constitutes, or which with notice or lapse of time or both could constitute, an Event of Default shall have occurred and be continuing.

         Each request by the Borrower for any Revolving Loan or for the issuance of any letter of credit, and each acceptance by the Borrower of the proceeds of any Revolving Loan or delivery of a letter of credit, will be deemed a representation and warranty by the Borrower that at the date of such Revolving Loan or the date of issuance of such letter of credit, as the case may be, and after giving effect thereto all of the conditions set forth in the foregoing clauses (a)-(c) of this Section 1.6 will be satisfied. Each request for a Revolving Loan or letter of credit issuance will be accompanied by a borrowing base certificate on a form satisfactory to the Bank, executed by the chief financial officer of the Borrower, unless such a certificate shall have been previously furnished setting forth the Borrowing Base as at a date not more than 30 days prior to the date of the requested borrowing or the requested letter of credit issuance, as the case may be.

         II.      REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties. In order to induce the Bank to enter into this letter agreement and to make Revolving Loans hereunder and/or issue letters of credit hereunder, the Borrower warrants and represents to the Bank as follows:

         (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Borrower has full corporate power to own its property and conduct its business as now conducted, to grant the security interests contemplated by the Security Agreement and to enter into and perform this letter agreement and the other Loan Documents. The Borrower is duly qualified to do business and is in good standing in Connecticut and is also duly qualified to do

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business in and is in good standing in each other jurisdiction in which the
Borrower maintains any facility, sales office, warehouse or other location, and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower, all such jurisdictions being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no Subsidiaries, except as shown on said item 2.1(a) of the attached Disclosure Schedule. The Borrower is not a member of any partnership or joint venture.

         (b) At the date of this letter agreement, all of the outstanding capital stock of the Borrower is owned, of record and beneficially, as set forth on item 2.1(b) of the attached Disclosure Schedule.

         (c) The execution, delivery and performance by the Borrower of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

                  (i) violate any provision of, or require any filings (other than filings under the Uniform Commercial Code), registration, consent (other than such consent of the Connecticut Development Authority as has been previously obtained) or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

                  (ii) violate any provision of the charter or by-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent (other than such consent of the Connecticut Development Authority as has been previously obtained) of any Person; or

                  (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Bank), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

         (d) This letter agreement and each of the other Loan Documents has been duly executed and delivered by the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

         (e) Except as described on item 2.1(e) of the attached Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the

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knowledge of the Borrower, threatened by or against the Borrower or any
Subsidiary of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could hinder or prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate might result in any material adverse change in the business, prospects, condition, affairs or operations of the Borrower or any Subsidiary. Notwithstanding the foregoing, nothing contained in this SubSection 2.1(e) will be deemed to require disclosure of any civil action or administrative proceeding which seeks monetary damages only, such monetary damages being less than $100,000.

         (f) The Borrower is not in violation of any term of its charter or by-laws as now in effect. Neither the Borrower nor any Subsidiary of the Borrower is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other instrument, contract or agreement to which it is a party or by which any of its property is bound.

         (g) The Borrower has filed (and has caused each of its Subsidiaries to file) all federal, state and local tax returns, reports and estimates required to be filed by the Borrower and/or by any such Subsidiary. All such filed returns, reports and estimates are proper and accurate and the Borrower or the relevant Subsidiary has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates. No deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor.

         (h) The Borrower is in compliance (and each Subsidiary of the Borrower is in compliance) with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with any of which could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of the Borrower or any such Subsidiary. Without limiting the foregoing, the Borrower has all the franchises, licenses, leases, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used.

         (i) The audited financial statements of the Borrower as at December 31, 1995 and the management-generated statements of the Borrower as at December 31, 1996, each heretofore delivered to the Bank, are complete and accurate and fairly present the financial condition of the Borrower as at the respective dates thereof and

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for the periods covered thereby, except that the management-generated statements do not have footnotes and thus do not present the information which would normally be contained in footnotes to financial statements. The Borrower has no liability, contingent or otherwise, not disclosed in the aforesaid financial statements or in any notes thereto that could materially affect the financial condition of the Borrower. Since December 31, 1996, there has been no material adverse development in the business, condition or prospects of the Borrower, and the Borrower has not entered into any transaction other than in the ordinary course.

         (j) The principal place of business and chief executive offices of the Borrower are located at Two Enterprise Drive, Shelton, Connecticut 06484 (the "Premises"). All of the books and records of the Borrower are located at said address. Except as described on item 2.1(j) of the attached Disclosure Schedule, no assets of the Borrower are located at any other address. Said item 2.1(j) of the attached Disclosure Schedule sets forth the names and addresses of all record owners of the Premises.

         (k) The Borrower owns or has a valid right to use all of the patents, licenses, copyrights, trademarks, trade names and franchises now being used to conduct its business. The conduct of the Borrower's business as now operated does not conflict with valid patents, licenses, copyrights, trademarks, trade names or franchises of others in any manner that could materially adversely affect the business, prospects, assets or condition, financial or otherwise, of the Borrower.

         (l) None of the executive officers or key employees of the Borrower is subject to any agreement in favor of anyone other than the Borrower which limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by the Borrower or which grants to anyone other than the Borrower any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee; provided that the foregoing provisions of this SubSection 2.1(l) will not be deemed to apply to -any agreement unless enforcement of same would have a material adverse effect on the Borrower's business.

         (m) The Borrower is not a party to any contract or agreement which now has or, as far as can be foreseen by the Borrower at the date hereof, may have a material adverse effect on the financial condition, business, prospects or properties of the Borrower even if the Borrower were to perform its obligations under such contract or agreement.

         III.     AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS

         Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing

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arrangements contemplated hereby are in effect or any Revolving Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

         3.1. Legal Existence; Qualification; Compliance. The Borrower will maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will remain qualified to do business and in good standing in Connecticut. The Borrower will also qualify to do business and will remain qualified and in good standing (and the Borrower will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each other jurisdiction where the Borrower or such Subsidiary, as the case may be, maintains any facility, sales office, warehouse or other location and in each other jurisdiction in which the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary. The Borrower will comply (and will cause each Subsidiary of the Borrower to comply) with its charter documents and by-laws. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than (i) laws, rules or regulations the validity or applicability of which the Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary.

         3.2. Maintenance of Property; Insurance. The Borrower will maintain and preserve (and will cause each Subsidiary of the Borrower to maintain and preserve) all of its fixed assets in good working order and condition, making all necessary repairs thereto and replacements thereof. The Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

         3.3. Payment of Taxes and Charges. The Borrower will pay and discharge (and will cause each Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any

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
such Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves. The Borrower will pay, and will cause each of its Subsidiaries to pay, in a timely manner, all material lease obligations, all material trade debt, material purchase money obligations, material equipment lease obligations and all of its other material Indebtedness; provided that nothing contained in this sentence will be deemed to require the Borrower or any such Subsidiary to pay any such lease obligations, trade debt, purchase money obligations, equipment lease obligations or other Indebtedness so long as the Borrower is disputing in good faith its obligation to pay same under circumstances in which no material property or interest of the Borrower is jeopardized by such non-payment and in which the Borrower has established and is maintaining adequate reserves. For the purpose of the immediately preceding sentence, Indebtedness and other obligations will not be considered "material" unless any such Indebtedness or obligations (together with all related Indebtedness and obligations) exceed $ 100,000 in amount or unless the failure to pay same could cause the Borrower or any Subsidiary to incur a loss in excess of $ 100,000. The Borrower will perform and fulfill all material covenants and agreements under any material leases of real estate, material agreements relating to purchase money debt, material equipment leases and other material contracts; provided that nothing contained in this sentence will be deemed to require the Borrower to perform or fulfill any such covenants or agreements so long as the Borrower is disputing in good faith its obligation to perform or fulfill same under circumstances in which no material property or interest of the Borrower is jeopardized by such nonperformance or nonfulfillment and in which the Borrower has established and is maintaining adequate reserves. For the purpose of the immediately preceding sentence, no lease, agreement or other contract will be considered "material" unless the failure to perform same could cause the Borrower or any Subsidiary to incur a loss in excess of $100,000. The Borrower will maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary or desirable for its business.

         3.4. Accounts. The Borrower will maintain its principal depository and operating accounts with the Bank.

         3.5. Conduct of Business. The Borrower will conduct, in the ordinary course, the business in which it is presently engaged. The Borrower will not, without the prior written consent of the Bank, directly or indirectly (itself or through any Subsidiary) enter into any other lines of business, businesses or ventures, outside the field of software publishing and related businesses.

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         3.6. Reporting Requirements. The Borrower will furnish to the Bank:

                  (i) Within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such fiscal year for the Borrower, including therein consolidated and consolidating balance sheets of the Borrower and Subsidiaries as at the end of such fiscal year and related consolidated and consolidating statements of income, stockholders' equity and cash flow for the fiscal year then ended. The annual consolidated financial statements shall be certified by independent public accountants selected by the Borrower and reasonably acceptable to the Bank, such certification to be in such form as is generally recognized as "unqualified".

                  (ii) Within 45 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries and related consolidated and consolidating statements of income and stockholders' equity and cash flow, unaudited but complete and accurate and prepared in accordance with generally accepted accounting principles consistently applied fairly presenting the financial condition of the Borrower as at the dates thereof and for the periods covered thereby (except that such quarterly statements need not contain footnotes) and certified as accurate (subject to normal year-end audit adjustments, which shall not be material) by the chief financial officer of the Borrower, such balance sheets to be as at the end of such fiscal quarter and such statements of income and stockholders' equity and cash flow to be for such fiscal quarter and for the year to date, in each case together with a comparison to budget.

                  (iii) At the time of delivery of each annual or quarterly statement of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this letter agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each financial statement given as at the end of any fiscal quarter of the Borrower will also set forth the calculations necessary to evidence compliance with Sections 3.7-3.9.

                  (iv) Monthly, within 15 days after the end of each month, (A) an aging report in form satisfactory to the Bank covering all Receivables of the Borrower outstanding as at the end of such month, and (B) a certificate of the chief financial officer of the Borrower setting forth the Borrowing Base as at the end of such month, all in form reasonably satisfactory to the Bank.

                  (v) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any "management letter" from the Borrower's accountants to the management of the Borrower.

                  (vi) As soon as possible and in any event within five days after the Borrower knows of (or reasonably should have known of) the occurrence of any Event of Default or any event which, with the giving of notice or passage of time or both, would constitute an Event of Default, the statement of the Borrower setting forth details of each such Event of Default or event and the action which the Borrower proposes to take with respect thereto; provided that, in describing said action which the Borrower proposes to take, the Borrower will not be required to disclose any confidential information if such disclosure would destroy an attorney-client privilege otherwise applicable to such information.

                  (vii) Promptly after the Borrower knows of (or reasonably should have known of) the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party; provided, however, that nothing contained in this clause (vii) will be deemed to require notice of any civil action or administrative proceeding which seeks monetary damages only, such monetary damages being less than $ 100,000.

                  (viii) Promptly upon filing any registration statement or listing application (or any supplement or amendment to any registration statement or listing application) with the Securities and Exchange Commission ("SEC") or any successor agency or with any stock exchange or with the National Association of Securities Dealers quotations system, a copy of same.

                  (ix) If the Borrower becomes a publicly-traded company, a copy of each periodic or current report filed with the SEC or any successor agency and each annual report, proxy statement and other communication sent to shareholders or other securityholders generally, such copy to be provided to the Bank promptly upon such filing with the SEC or such communication with shareholders or securityholders, as the case may be.

                  (x) Promptly after the Borrower has knowledge thereof, written notice of any development or circumstance which may reasonably be expected to have a material adverse effect on the Borrower or its business, properties, assets, Subsidiaries or condition, financial or otherwise.

                  (xi) Promptly upon request, such other information respecting the financial condition, operations or Receivables of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

         3.7. Net Worth. The Borrower will maintain as at the end of each fiscal quarter (commencing with its results as at March 31, 1997) a consolidated Tangible Net Worth of not less than the then-effective Tangible Net Worth Requirement. As used herein, the Tangible Net Worth Requirement will be deemed to be $3,000,000 as at March 31, 1997, $1,500,000 as at June 30, 1997 and
$1,000,000 as at September 30, 1997. Effective as at December 31, 1997, the Tangible Net Worth Requirement will be deemed to be the sum of (i) $1,000,000, plus (ii) 75% of the net proceeds of any equity securities sold by the Borrower during the period April 1 - December 31, 1997, plus (iii) 75% of the quarterly consolidated Net Income achieved by the Borrower for each of the two fiscal quarters ended September 30, 1997 and December 31, 1997 (but without giving effect to any Net Income which is less than zero for any such fiscal quarter). As at March 31, 1998 and as at the last day of each fiscal quarter thereafter (March 31, 1998 and each such subsequent fiscal quarter-end being hereinafter referred to as a "Determination Date"), the Tangible Net Worth Requirement will be deemed to become an amount equal to the sum of: (i) that Tangible Net Worth Requirement which had been in effect at the last day of the immediately preceding fiscal quarter, plus (ii) 75% of the net proceeds of any equity securities sold by the Borrower during the fiscal quarter ending at such Determination Date, plus (iii) 75% of the consolidated Net Income of the Borrower and Subsidiaries during the fiscal quarter ending at such Determination Date (but without giving effect to any Net Income which is less than zero for any fiscal quarter).

         3.8. Profitability. The Borrower will not incur a quarterly Adjusted Net Loss in excess of $500,000 for its fiscal quarter ending September 30, 1997. The Borrower will achieve quarterly Adjusted Net Income of at least $500,000 for its fiscal quarter ending December 31, 1997 and for each fiscal quarter thereafter. The Borrower will not incur an annual Adjusted Net Loss in excess of $ 1,000,000 for its fiscal year ending December 31, or for any fiscal year thereafter.

         3.9. Liquidity. The Borrower will maintain as at the end of each fiscal quarter of Borrower (commencing with March 31, 1997) a Quick Ratio which shall be not less than the then-effective Required Minimum Quick Ratio. As used herein, "Quick Ratio" means the ratio of (x) Net Quick Assets of the Borrower and Subsidiaries to (y) consolidated Current Liabilities of the Borrower and Subsidiaries. The "Required Minimum Quick Ratio" will at all times be 1.75 to 1; provided that (A) if the Borrower delivers to the Bank pursuant to clause (ii) of Section 3.6 quarterly financial statements showing that the Borrower has achieved for any fiscal quarter ending after the date of this letter agreement consolidated quarterly Adjusted Net Income From Operations of not less than $ 1.00, then the Required Minimum Quick Ratio to be in effect as at each subsequent fiscal quarter-end will be deemed reduced to 1.5 to 1, and (B) if the Borrower delivers to the Bank pursuant to clause
(ii) of Section 3.6 quarterly financial statements showing that the Borrower has achieved for any two consecutive fiscal quarters ending after the date of this letter agreement consolidated quarterly Adjusted Net Income From Operations of not less than $ 1,000,000, then the Required Minimum Quick Ratio to be in effect as at each subsequent fiscal quarter-end will be deemed further reduced to 1.25 to 1.

         3.10. Books and Records. The Borrower will maintain (and will cause each of its Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and at any time and without any necessity for notice following the occurrence of an Event of Default), permit the Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its officers, directors and/or independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this Section 3.10. Unless an Event of Default has occurred and is continuing, the Bank will make reasonable efforts to minimize any interference with the Borrower's operations which could result from an inspection contemplated by the immediately preceding sentence and to comply with reasonable security requirements which may be established by the Borrower. Each financial statement of the Borrower hereafter delivered pursuant to this letter agreement will be complete and accurate and will fairly present the financial condition of the Borrower as at the date thereof and for the periods covered thereby.

         3.11. Landlord's Waiver. Prior to the Bank making the first Revolving Loan, the Borrower will obtain, and will thereafter maintain in effect at all time, waivers from the owners of all premises in which records relating to any material amount of Collateral are located, such waivers to be in form and substance satisfactory to the Bank.

         IV.      NEGATIVE COVENANTS

         Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

         4.1. Indebtedness. The Borrower will not create, incur, assume or suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

                  (i) Indebtedness owed to the Bank, including, without limitation, the Indebtedness represented by the Revolving Note and any Indebtedness in respect of letters of credit issued by the Bank;

                  (ii) Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

                  (iii) unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or for purchase money Indebtedness with respect to fixed assets) incurred upon customary terms in the ordinary course of business;

                  (iv) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) owed to equipment vendors and/or lessors for equipment purchased or leased by the Borrower for use in the Borrower's business; provided that the total of (x) the Indebtedness permitted under this clause
         (iv), plus (y) presently-existing equipment financing permitted under clause (vi) of this Section 4.1, plus (z) the principal component of any lease permitted by the last sentence of Section 4.8 below will not exceed $ 1,500,000 in the aggregate outstanding at any one time;

                  (v) up to $750,000 in Indebtedness owed to the Connecticut Development Authority; provided that same is fully subordinated to the Borrower's obligations to the Bank by instruments satisfactory in form and substance to the Bank;

                  (vi) other Indebtedness existing at the date hereof, but only to the extent set forth on item 4.1 of the attached Disclosure Schedule; and

                  (vii) any guaranties or other contingent liabilities expressly permitted pursuant to Section 4.3.

         4.2. Liens. The Borrower will not create, incur, assume or suffer to exist (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens"), upon or with respect to any of its property or assets, now owned or hereafter acquired, except that the foregoing restrictions shall not apply to:

                  (i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty;

                  (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made;

                  (iii) pledges or deposits under workmen s compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

                  (iv) Liens in favor of the Bank;

                  (v) Liens in favor of equipment vendors and/or lessors securing purchase money Indebtedness to the extent permitted by clause
         (iv) of Section 4.1 and any sale-leaseback financing specifically permitted by the last sentence of Section 4.8; provided that no such Lien will extend to any property of the Borrower other than the specific items of equipment financed;

                  (vi) existing Liens in favor of the Connecticut Development Authority securing the Indebtedness described in clause (v) of
         Section 4.1; provided that such Liens are fully subordinated to the Security Agreement by instruments satisfactory in form and substance to the Bank; or

                  (vii) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 4.2 of the attached Disclosure Schedule.

         Without limitation of the foregoing, the Borrower will not enter into any agreement with any Person other than the Bank which would have the effect of prohibiting the Borrower from granting liens on any of its assets.

         4.3. Guaranties. The Borrower will not, without the prior written consent of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) (and will not permit any of its Subsidiaries so to assume, guaranty or become directly or contingently liable) in connection with any indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, (ii) guaranties existing at the date hereof and described on item 4.3 of the attached Disclosure Schedule, and (iii) guaranties of loans to foreign nationals in connection with travel to the United States to become employees of the Borrower and guaranties of other loans which may be incurred by employees of the Borrower in connection with relocation expenses; provided that the sum of (1) the principal amount guarantied as described in this clause (iii), plus (2) the principal amount of all loans and advances made by the Borrower or any Subsidiary as described in Section 4.5 below will not exceed $250,000 in the aggregate outstanding at any one time.

         4.4. Dividends. The Borrower will not, without the prior written consent of the Bank, make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock; provided that so long as no Default or Event of Default then exists or would result therefrom, the Borrower may expend up to $500,000 in the aggregate per fiscal year to repurchase stock of the Borrower from employees who are leaving the Borrower's employ. For the purpose of the immediately preceding sentence, compliance with each of Sections 3.7 and 3.9 will be measured both as at the most recent fiscal quarter-end and as at the date of each such repurchase, whether or not same is a fiscal quarter-end.

         4.5. Loans and Advances. The Borrower will not make (and will not permit any Subsidiary to make) any loans or advances to any Person, including, without limitation, the Borrower's directors, officers and employees; provided that the Borrower may make advances to directors, officers or employees with respect to expenses incurred by them in the ordinary course of their duties and advances against salary, loans to foreign nationals in connection with travel to the United States to become employees of the Borrower and other loans to employees in connection with relocation expenses, so long as the sum of (1) the principal amount of all loans and advances made pursuant to this Section 4.5 plus (2) the principal amount of all loans guarantied as described in clause
(iii) of Section 4.3 will not exceed, in the aggregate, $250,000 outstanding at any one time.

         4.6. Investments. The Borrower will not, without the Bank's prior written consent, invest in, hold or purchase (other than the repurchase of the Borrower's stock to the extent expressly permitted by Section 4.4 above) any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except
(i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof, (ii) other investment grade debt securities, (iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this
Section 4.6, (iv) deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent, (v) deposits in any other bank organized in the United States having capital in excess of $ 100,000,000, (vi) deposits in foreign banks to the extent required for the business of any foreign Subsidiaries, and (vii) investments in any Subsidiaries now existing or hereafter created by the

Borrower pursuant to Section 4.7 below; provided that in any event the Tangible Net Worth of the Borrower alone (exclusive of its investment in Subsidiaries and any debt owed by any Subsidiary to the Borrower) will not be less than 90% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries.

         4.7. Subsidiaries; Acquisitions. The Borrower will not form or acquire any Subsidiary or make any other acquisition of the stock of any other Person or of all or substantially all of the assets of any other Person, unless, in each case, the Borrower gives prior written notice thereof to the Bank and, in each case, after giving effect to such transaction the Borrower is in compliance with each of Section 3.7, Section 3.8 and Section 3.9 and with clause (vii) of
Section 4.6, compliance with Sections 3.7, 3.8 and 3.9 being determined for this purpose both as at the most recent quarter-end and on a pro forma basis as at the date of the proposed transaction, whether or not a fiscal quarter-end. The Borrower will not become a partner in any partnership.

         4.8. Merger. The Borrower will not, without the prior written consent of the Bank, merge or consolidate with any Person, or sell, lease, transfer or otherwise dispose of (subject to the next sentence) any material portion of its assets (whether in one or more transactions), other than sale of inventory in the ordinary course. Notwithstanding the immediately preceding sentence, the Borrower may engage in sale-and-leaseback transactions involving the sale and leasing back of existing equipment; provided that the sum of (x) the principal component of any such lease, plus (y) the purchase money Indebtedness permitted by clause (iv) of Section 4.1, plus (2) presently-existing equipment financing permitted under clause (vi) of Section 4.1 will not exceed $ 1,500,000 in the aggregate outstanding at any one time.

         4.9. Affiliate Transactions. The Borrower will not, without prior written consent of the Bank, enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms'-length transaction with any Person not an affiliate; provided that nothing in this Section 4.9 shall be deemed to prohibit the payment of salary or other similar payments to any officer or director of the Borrower at a level consistent with the salary and other payments being paid at the date of this letter agreement and heretofore disclosed in writing to the Bank, nor to prevent the hiring of additional officers at a salary level consistent with industry practice, nor to prevent reasonable periodic increases in salary. For the purposes of this letter agreement, "affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director or former officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise. Nothing contained in this Section 4.9 will be deemed to prevent the Borrower from granting stock options to officers and employees nor from issuing stock upon the exercise of such options.

         4.10. Change of Address, etc. The Borrower will not change its name or legal structure, nor will the Borrower move its chief executive offices or principal place of business from the address described in the first sentence of
Section 2.1(j) above, nor will the Borrower remove any books or records from such address, nor will the Borrower keep any Collateral at any location other than the Premises without, in each instance, giving the Bank at least 30 days' prior written notice and providing all such financing statements, certificates and other documentation as the Bank may reasonably request in order to maintain the perfection and priority of the security interests granted or intended to be granted pursuant to the Security Agreement. The Borrower will not change its fiscal year or methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this letter agreement in form and substance satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder.

         4.11. Hazardous Waste. Except as provided below, the Borrower will not dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21 E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). The Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any known release or known threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries, in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

         4.12. No Margin Stock. No proceeds of any Revolving Loan shall be used directly or indirectly to purchase or carry any margin security.

         V.       DEFAULT AND REMEDIES

         5.1. Events of Default. The occurrence of any one of the following events shall constitute an Event of Default hereunder:

         (a) The Borrower shall fail to make any payment of principal of or interest on the Revolving Note on or before the date when due; or the Borrower shall fail to pay when due any amount owed to the Bank in respect of any letter of credit now or hereafter issued by the Bank; or

         (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with any Revolving Loan or letter of credit shall at any time prove to have been incorrect in any material respect when made; or

         (c) The Borrower shall default in the performance or observance of any agreement or obligation under any of Sections 3.1, 3.3, 3.6, 3.7, 3.8 or
3.9 or Article IV; or

         (d) The Borrower shall default in the performance of any other term, covenant or agreement contained in this letter agreement and such default shall continue unremedied for 30 days after written notice thereof shall have been given to the Borrower; or

         (e) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or undertaking now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank); or

         (f) Any default shall exist and remain unwaived or uncured with respect to any other Indebtedness of the Borrower or any Subsidiary of the Borrower in respect of borrowed money in excess of $ 100,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness, or any such Indebtedness in respect of borrowed money in excess of $ 100,000 in aggregate principal amount shall not have been paid when due, whether by acceleration or otherwise, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness in respect of borrowed money by the holder or holders thereof; or

         (g) The Borrower shall be dissolved, or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts generally as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within 60 days following the institution thereof); or

         (h) Any attachment, execution or similar process shall be issued or levied against any of the property of the Borrower or any Subsidiary and such attachment, execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 30 days after its issue or levy; or

         (i) Any final uninsured judgment in excess of $100,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction and shall remain unpaid for 30 days after such entry, unless same is bonded off or effectively stayed within such 30-day period and remains stayed thereafter until reversed, vacated or paid; or

         (j) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any Subsidiary of the Borrower to the PBGC which in the reasonable opinion of the Bank may have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

         (k) The Security Agreement or any other Loan Document shall for any reason (other than due to payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Bank) not remain in full force and effect; or

         (l) The security interests and liens of the Bank in and on any of the Collateral shall for any reason (other than due to payment in full of all amounts secured thereby or due to written release by the Bank) not be fully perfected liens and security interests; or

         (m) At any time, 50% or more of the outstanding shares of any class of equity securities of the Borrower shall be owned by any Person or by any "group" (as defined in the Securities Exchange Act of 1934, as amended, and the regulations thereunder), other than by one or more of the Persons listed on item 5.1(m) of the attached Disclosure Schedule.

         5.2. Rights and Remedies on Default. Upon the occurrence of any Event of Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

         (a) Declare the entire unpaid principal amount of the Revolving Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement, and all other Indebtedness of the Borrower to the Bank, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

         (b) Terminate the revolving financing arrangements provided for by this letter agreement.

         (c) Exercise all rights and remedies hereunder, under the Revolving Note, under the Security Agreement and under each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

         5.3. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits (other than payroll accounts, fiduciary accounts or other accounts as to which the Bank is prohibited by applicable law or regulation from exercising its right of set-off) and any other Indebtedness at any time held or owing by the Bank or any affiliate thereof to or for the credit or -the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this letter agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. As further security for the Obligations, the Borrower also grants to the Bank a security interest with respect to all its deposits (other than payroll accounts, fiduciary accounts or other accounts as to which the Bank is prohibited by applicable law or regulation from taking a security interest) and all securities or other property in the possession of the Bank or any affiliate of the Bank from time to time, and, upon the occurrence and during the continuance of any Event of Default, the Bank may exercise with respect to such deposits, securities or other property in the possession of the Bank or any affiliate of the Bank all rights and remedies of a secured party under the Uniform Commercial Code.

         5.4. Letters of Credit. Without limitation of any other right or remedy of the Bank, (i) if an Event of Default shall have occurred and the Bank shall have accelerated the Revolving Loans or (ii) if this letter agreement and/or the revolving financing arrangements described herein shall have expired or shall have been earlier terminated by either the Bank or the Borrower for any reason, the Borrower will forthwith deposit with the Bank in cash a sum equal to the total of all then undrawn amounts of all outstanding letters of credit issued by the Bank for the account of the Borrower.

         VI. MISCELLANEOUS

         6.1. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses (including, without limitation, reasonable legal fees) of the Bank in connection with the preparation, execution and delivery of this letter agreement, the Security Agreement, the Revolving Note and all other instruments and documents to be delivered in connection with any Revolving Loan or any letter of credit issued hereunder and any amendments or modifications of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Bank in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this letter agreement, the Security Agreement, the Revolving Note and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted or whether or not the transaction closes, or any loan is made or letter of credit issued. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Security Agreement, the Revolving Note and all other instruments and documents to be delivered in connection with any Obligation. Any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from the date of any demand therefor until the date when paid at a rate per annum equal to the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate permitted by then applicable law).

         6.2. Capital Adequacy. If the Bank shall have determined that the adoption or phase-in after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital with respect to the Revolving Loans, the within-described revolving loan facility and/or letters of credit issued for the account of the Borrower to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) but for such adoption, phase-in, change or compliance by any amount deemed by the Bank to be material: (i) the Bank shall promptly after its determination of such occurrence give notice thereof to the Borrower; and (ii) the Borrower shall pay forthwith to the Bank as an additional fee such amount as the Bank certifies to be the amount that will compensate it for such reduction with respect to the Revolving Loans, the within-described revolving loan facility and/or such letters of credit.

         A certificate of the Bank claiming compensation under this Section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amounts, the Bank may use any reasonable averaging and attribution methods. No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any certificate in a timely manner shall in any way reduce any obligation of the Borrower to the Bank under this Section.

         6.3. Facility Fees. With respect to the within arrangements for Revolving Loans, the Borrower will pay to the Bank, on the last day of each calendar quarter (commencing with March 31, 1997) and on the Expiration Date or date of earlier termination of the within-described revolving loan facility, a non-refundable quarterly facility fee, payable in arrears, equal to $2,500 for each calendar quarter (appropriately pro-rated for any partial calendar quarter). In addition, if the within-described revolving financing arrangements are terminated by the Borrower for any reason or by the Bank as the result of the Borrower's default, the Borrower shall forthwith upon such termination pay to the Bank a sum equal to all of the fees which would have become due pursuant to the immediately preceding sentence from the date of such termination through the Expiration Date. The fees described in this Section are in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services now or hereafter made available to the Borrower.

         6.4. Other Agreements. The provisions of this letter agreement are not in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or any such other agreement.

         6.5. Governing Law. This letter agreement and the Revolving Note shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

         6.6. Addresses for Notices, etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

                  If to the Borrower:

                  FlexiInternational Software, Inc.
                  Two Enterprise Drive
                  Shelton, CT 06484
                  Attention:  Richard Horner, Chief Financial Officer

                  If to the Bank:

                  Fleet National Bank
                  High Technology Group
                  75 State Street
                  Boston, MA 02109
                  Attention:  Thomas W. Davies, Vice President

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed delivered on the earlier of (i) the date received or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt if deposited in the United States mails, sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid.

         6.7. Binding Effect; Assignment; Termination. This letter agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower may not assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law, from time to time assign or grant participation in this letter agreement, the Revolving Loans, the Revolving Note and/or the letters of credit issued hereunder. The Borrower may terminate this letter agreement and the financing arrangements made herein by giving written notice of such termination to the Bank together with payment of the sum described in the second sentence of Section 6.3; provided that no such termination will release or waive any of the Bank's rights or remedies or any of the Borrowers obligations under this letter agreement or any of the other Loan Documents unless and until the Borrower has paid in full the Revolving Loans and all interest thereon and all fees and charges payable in connection therewith and all letters of credit issued hereunder have been terminated.

         6.8. Consent to Jurisdiction. The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or the Revolving Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this Section 6.8 or as otherwise permitted by law.

         The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this Section 6.8 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in Section 6.6 (as such address may be changed from time to time pursuant to said Section 6.6) or (ii) by serving a copy thereof upon it at its address set forth in Section 6.6 (as such address may be changed from time to time pursuant to said Section 6.6).

         6.9. Severability. In the event that any provision of this letter agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

         VII.     DEFINED TERMS

         7.1. Definitions. In addition to terms defined elsewhere in this letter agreement, as used in this letter agreement, the following terms have the following respective meanings:

         "Adjusted Net Income" - For any fiscal period, the result: of the consolidated Net Income (or consolidated Net Loss, as the case may be, expressed as a negative number) of the Borrower and Subsidiaries for such period plus the total increase (or minus the total decrease, if applicable) during such fiscal period in the amount representing the Borrower's Capitalized Software Development Costs. If the amount determined in accordance with the immediately preceding sentence for any fiscal period is less than zero, such amount will be referred to as the Borrower's "Adjusted Net Loss" for such fiscal period.

         "Adjusted Net Income From Operations" - For any fiscal period, the Adjusted Net Income of the Borrower, but exclusive of interest income, extraordinary gains and any other items of non-operating income.

         "Aggregate Bank Liabilities" - At any time, the sum of (i) the principal amount of all Revolving Loans then outstanding, plus (ii) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower, plus (iii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

         "Borrowing Base" - As determined at any date, 80% of the aggregate principal amount of the Qualified Receivables of the Borrower then outstanding.

         "Business Day" - Any day which is not a Saturday, nor a Sunday nor a public holiday under the laws of the United States of America or The Commonwealth of Massachusetts applicable to a national bank.

         "Capitalized Software Development Costs" - As at any date, the Borrower's capitalized software development costs as shown on the Borrower's balance sheet as at such date, such balance sheet to be prepared and presented in accordance with generally accepted accounting principles and in a manner consistent with the Borrower's balance sheet as at December 31, 1995 heretofore furnished to the Bank.

         "Collateral" - All property which is described as "Collateral" in the Security Agreement.

         "Current Liabilities" - All amounts properly shown as "current liabilities" on a consolidated balance sheet of the Borrower prepared in accordance with generally accepted accounting principles and in a manner consistent with the Borrower's balance sheet as at December 31, 1995 heretofore furnished to the Bank, and including, without limitation, all capitalized lease payments and fixed prepayments of, and sinking fund payments with respect to, Indebtedness required to be made within one year from the date of determination. Further, and without limitation of the foregoing, "Current Liabilities" will in any event be deemed to include the Revolving Loans. Notwithstanding the foregoing, "Current Liabilities" will not be deemed to include any liabilities which constitute Deferred Revenue.

         "Default" - Any event or circumstance which, with the passage of time or the giving of notice or both, could become an Event of Default.

         "Deferred Revenue" - Any liabilities of the Borrower which represent sums actually received or contracted to be received by the Borrower under software maintenance contracts or licenses or with respect to consulting services and which, in accordance with generally accepted accounting principles consistently applied, are properly shown as "deferred revenue" on the Borrower's balance sheet.

         "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

         "Expiration Date" - June 1, 1998, unless extended by the Bank, which extension may be given or withheld by the Bank in its sole discretion.

         "Indebtedness" - All obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness, is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

         "Loan Documents" - Each of this letter agreement, the Revolving Note, the Security Agreement, and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Revolving Loans or any of the letters of credit issued hereunder, all whether now existing or hereafter arising or entered into.

         "Maximum Revolving Amount" - At any date as of which same is to be determined, the amount by which (x) $2,000,000 exceeds (y) the sum of (i) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower plus (ii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

         "Net Income" (or "Net Loss") - The book net income (or book net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

         "Net Quick Assets" - Such current assets of the Borrower as consist of cash, cash-equivalents and Receivables (less an allowance for bad debt consistent with the Borrower's prior experience).

         "Obligations" - All Indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Bank or owed by the Borrower to the Bank in any capacity.

         "PBGC" - The Pension Benefit Guaranty Corporation or any successor thereto.

         "Person" - An individual, corporation, company, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Qualified Receivables" - Only those Receivables of the Borrower which arise out of bona fide sales made or services rendered (including, without limitation, software license fees and expense reimbursement payable by customers) to customers of the Borrower (which customers are located in the United States and are unrelated to the Borrower) in the ordinary course of the Borrower's business and which remain unpaid no more than 90 days past the respective invoice dates of such Receivables, the payment of which is not in dispute. For the purpose of the immediately preceding sentence, a foreign customer will be deemed "located in the United States" if its corporate parent is located in the United States and if such corporate parent guaranties the Receivable in question by a guaranty in form and substance satisfactory to the Bank. The Bank will also include in Qualified Receivables a Receivable which meets all of the criteria set forth in the first and last sentences of this definition other than the location of the customer, if such Receivable is secured by a letter of credit issued by a financial institution satisfactory to the Bank, such letter of credit to be in form and substance satisfactory to the Bank. Unless the Bank in its sole discretion otherwise determines with respect to any Receivable, a Receivable which would otherwise be a Qualified Receivable shall be deemed not to be a Qualified Receivable (i) if the Bank does not have a fully perfected first priority security interest in such Receivable; (ii) if such Receivable is not free and clear of all adverse interests in favor of any Person other than the Bank; (iii) if such Receivable is subject to any deduction, off-set, contra account, counterclaim or condition; provided, however, that if the relevant deduction, offset, contra account, counterclaim or condition relates to less than 25% of the principal amount of such Receivable, then only the amount subject to such deduction, off-set, contra account, counterclaim or condition will be deemed excluded from Qualified Receivables by this clause (iii) and the balance of such Receivable will not be deemed so excluded by this clause (iii); (iv) if a field examination made by the Bank fails to confirm that such Receivable exists and satisfies all of the criteria set forth herein to be a Qualified Receivable; (v) if such Receivable is not properly invoiced at the date of sale; (vi) if the customer or account debtor has disputed liability or made any claim with respect to the Receivable or the merchandise covered thereby; provided, however, that if such dispute relates to less than 25% of the principal amount of such Receivable, then only the amount so disputed will be deemed excluded from Qualified Receivables by this clause (vi) and the balance of such Receivable will not be deemed so excluded by this clause (vi); (vii) if the customer or account debtor has filed a petition for bankruptcy or any other application for relief under the Bankruptcy Code or has effected an assignment for the benefit of creditors, or if any petition or any other application for relief under the Bankruptcy Code has been filed against said customer or account debtor, or if the customer or account debtor has suspended business, become insolvent, ceased to pay its debts as they become due, or had or suffered a receiver or trustee to be appointed for any of its assets or affairs; (viii) if such Receivable is owed by the United States government or any agency or department thereof (unless assigned to the Bank under the Federal Assignment of Claims Act); or (ix) if the Bank reasonably believes that collection of such Receivable is insecure or that it may not be paid by reason of financial inability to pay or otherwise.

         "Receivables" - All of the Borrower's present and future accounts, accounts receivable and notes, drafts, acceptances and other instruments representing or evidencing a right to payment for goods sold or for services rendered.

         "Subsidiary" - Any corporation or other entity of which the Borrower and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

         "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person and (ii) any assets representing amounts due from any officer or employee of such Person or from any Subsidiary of such Person) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and development expenses).

         Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

         This letter agreement is executed, as an instrument under seal, as of the day and year first above written.

                                           Very truly yours,

                                           FLEXIINTERNATIONAL SOFTWARE, INC.



                                           By       /s/ Stefan Bothe
                                               ------------------------------
                                               Name: Stefan Bothe
                                               Title:   CEO

Accepted and agreed:

FLEET NATIONAL BANK


By:      /s/ Thomas W. Davies
     --------------------------------
     Its Senior Vice President

By:      /s/ [illegible]
     --------------------------------
     Its VP

                               DISCLOSURE SCHEDULE



Item 2.1(a)                Jurisdictions in which Borrower is qualified;
                           Subsidiaries

Item 2.1(b)                Stock ownership

Item 2.1(e)                Litigation

Item 2.1(j)                Location of Collateral; record owners of Premises

Item 4.1                   Existing Indebtedness

Item 4.2                   Existing Liens

Item 4.3                   Existing Guaranties

Item 5.1(m)                Permitted 50% stockholders

                                 SCHEDULE 2.1(a)

                      JURISDICTIONS QUALIFIED; SUBSIDIARIES


         The Company is duly qualified to do business as a foreign corporation and is in good standing in the State of Connecticut, New Jersey and Massachusetts and in every other jurisdiction in which the failure to so qualify would have a material or adverse effect on the operations or financial condition of the Company.

                                 SCHEDULE 2.1(b)

                              LIST OF STOCKHOLDERS

                                                                 Number of            Number of
                                                                 Shares of            Shares of
                                             Number of           Series A             Series B
                                             Common              Preferred            Preferred
                    Name                     Shares              Stock                Stock              Series C
                    ----                     ------              -----                -----              --------
Bothe, Stefan, R.                            1,455,000                 ---                 ---             ---
Cheng, Jennifer, V.                          1,020,000                 ---                 ---             ---
Schenck, James, W.                           1,566,666                 ---                 ---             ---
Kettaneh, Tarek                                226,500*                ---                 ---             ---
Menlo Ventures VI, L.P.                         32,868           1,724,138              88,889         914,066
Menlo Entrepreneurs Fund                           493              25,862              13,333          13,711
VI, L.P.
Primus Capital Fund III                         16,434             862,069             444,445         457,269
Limited Partnership
McManus, Christopher                           150,000             172,414                 ---             ---
Tien, Mary                                     316,500                 ---                 ---             ---
Reisenberg, Lloyd, H.                            4,500                 ---                 ---             ---
von Moeller, Andreas                            37,500                 ---                 ---             ---
Seiffert, Frank                                 37,500                 ---                 ---             ---
Mitchell, Morgan                                76,667                 ---                 ---             ---
Ongaro, Ronald M.                               20,000                 ---                 ---             ---
Pavlov, John E.                                  5,000                 ---                 ---             ---
Homestead, Ltd.                                 30,000                 ---                 ---             ---
Shireman, Gregory                                1,000                 ---                 ---             ---
Pazdziorny, Chester                                500                 ---                 ---             ---
Wilkerson, Thomas                               20,000                 ---                 ---             ---
Green-Hileman, Barbara                             150                 ---                 ---             ---

Morgan, Peter A.                                  30,000                 ---                 ---             ---
Kleinrock, Elliott                                   200                 ---                 ---             ---
Sawyer, Ken R.                                    20,000                 ---                 ---             ---
Comdisco, Inc.                                       ---                 ---             125,000             ---
Furman Selz SBIC, L.P.                               ---                 ---                 ---       2,984,848
Amerindo Technology                              200,000                 ---                 ---             ---
Growth Fund II, Inc.
Litton Master Trust                              500,000                 ---                 ---             ---
Board of Pension                                 300,000                 ---                 ---             ---
Commissioners of City of Los
Angeles
Hambrecht & Quist Flexi                        1,000,000                 ---                 ---             ---
Investors, L.P.
Leyerle, John F. and Patricia J.                 220,000                 ---                 ---             ---
Eberle
Hedges, James                                     10,000                 ---                 ---             ---
Barlett, James W.                                100,000                 ---                 ---             ---
Lau, P.H.                                        166,670                 ---                 ---             ---
Quinn, Terence, M.                                   ---                 ---                 ---          45,455
Dockery, Michael A.                               10,000                 ---                 ---             ---
Murner, Robert                                     1,000                 ---                 ---             ---
Audibert, Linda L.                                   180                 ---                 ---             ---
Landy, Marc                                       12,500                 ---                 ---             ---
Inglese, Victor                                    1,500                 ---                 ---             ---
JAFCO JS-2 Investment                             28,520                 ---                 ---             ---
Enterprise Partnership
JAFCO R-2 Investment                              24,813                 ---                 ---             ---
Enterprise Partnership
Japan Associated Finance Co.,                     13,334                 ---                 ---             ---
Ltd.

U.S. Information Technology                              266,666                 ---                 ---             ---
Investment Enterprise
Partnership
William Blair Capital Partners                            16,872                 ---           1,341,333         468,978
V, L.P.

*The Company is currently of the view that Mr. Kettaneh is the holder only of 193,000 shares of Common Stock. Discussions between the Company and Mr. Kettaneh concerning this issue are ongoing.

                                 SCHEDULE 2.1(e)

                                   LITIGATION


                                      None.

                                SCHEDULE 2.1(j)

                LOCATION OF COLLATERAL; RECORD OWNER OF PREMISES



Collateral Location:
         Two Enterprise Drive
         Shelton, CT 06484

Record Owner:
         Robert D. Scinto, Inc.
         One Corporate Drive
         Suite 100
         Shelton, CT 06484

                                  SCHEDULE 4.1

                              EXISTING INDEBTEDNESS


         Connecticut Development Authority (second priority) security interest in Collateral (as such term is defined in the Security Agreement, made as of the 1st day of August, 1995, by and between Flexilnternational Software, Inc. and the Connecticut Development Authority) to secure the payment of a loan in the amount of $750,000.

         Agreement dated June 9, 1995 by and between Comdisco, Inc. and Flexilnternational Software, Inc. for the purchase of certain equipment in the amount of $112,859.83, which equipment was leased back to the company pursuant to Equipment Schedule VL-2 dated as of May 23, 1995 to the Master Lease Agreement dated as of June 28, 1994 between the parties.

         Indebtedness to Leasing Technologies, Inc. of up to $1,000,000 for equipment purchases.

                                  SCHEDULE 4.2

                                 EXISTING LIENS



1.       In favor of Comdisco, Inc. for equipment.

2.       In favor of Sanwa Leasing Corporation for equipment.

3.       In favor of AT&T Capital Leasing for equipment.

4.       In favor of Leasing Technologies, Inc. for equipment.

5. In favor of Connecticut Development Authority for accounts (subordinated to lien in favor of Fleet National Bank).

6.       In favor of IBM Credit Corporation for equipment.

                                  SCHEDULE 4.3

                               EXISTING GUARANTIES


                                      None.

                                 SCHEDULE 5.1(a)

                           PERMITTED 50% STOCKHOLDERS


1.       Stefan R. Bothe

2.       Jennifer V. Cheng

3.       James W. Schenck

4.       Menlo Ventures VI, L.P.

5.       Primus Capital Fund III Limited Partnership

6.       William Blair Capital Partners V, L.P.

7.       Furman Selz SBIC, L.P.

8.       Hambrecht & Quist